Exhibit 99.1

FOR IMMEDIATE RELEASE

HTG Molecular Diagnostics Reports Second Quarter 2019 Results

Product and product-related services revenue increased by 119% and 89%, respectively,

compared to the three and six-month periods in the prior year

Call scheduled for today, August 6, at 4:30pm ET

TUCSON, Ariz., August 6, 2019 -- HTG Molecular Diagnostics, Inc. (Nasdaq:HTGM) (HTG), a diagnostic company whose mission is to advance precision medicine, today reported its financial results for the second quarter ended June 30, 2019.

Recent Accomplishments & Highlights:

•

Achieved product and product-related services revenue of $4.4 million and $7.1 million for the three and six-month periods ended June 30, 2019, respectively, representing a 119% and an 89% increase over the respective periods in 2018 and reflecting growth in both research use only (RUO) profiling and molecular diagnostics (MDx) revenue.

•

Announced the release of its HTG EdgeSeq Reveal data analytics software, version 1.2.0, that will further enable customers to streamline their analysis of samples processed on the HTG EdgeSeq platform with additional HTG EdgeSeq assays.

•

Introduced two previously released assays, the HTG EdgeSeq DLBCL Cell of Origin Assay and the HTG EdgeSeq Lung Fusions RUO Assay, for use with the Thermo Fisher Scientific Ion Torrent TM Ion S5 next-generation sequencing (NGS) platform.

“We are very pleased to see continued growth in our RUO profiling business coupled with building momentum in our molecular diagnostics business this quarter. We anticipate continued strong performance from both segments throughout the balance of the year as we see positive growth in both our biopharmaceutical customers’ project pipelines and expansion of our relationships with academic medical centers in the United States and in Europe,” said John Lubniewski, President and CEO of HTG. “Collaborative development services revenue declined compared to 2018, as expected this quarter, due to reduced activity in our two active PDP development programs. In the meantime, we continue to actively pursue additional precision diagnostic partnerships with Biopharma partners. As we pass the midpoint of 2019, we remain confident in our ability to continue to execute on our corporate strategy.”

Second Quarter 2019 Financial Results:

Total revenue for the second quarter of 2019 was $5.8 million, an increase of 18% over the same period in the prior year and an 81% increase over the first quarter of 2019. The increase in revenue this quarter was primarily due to the steady growth of the company’s core RUO profiling business.

Product and product-related services revenue for the second quarter of 2019 was $4.4 million, an increase of 119% over the same period in the prior year and a 66% increase over the first quarter of 2019. Collaborative development services revenue for the second quarter of 2019 was $1.4 million compared to $2.9 million in the same period in 2018 and $0.5 million for the first quarter of 2019.

Net loss from operations for the second quarter of 2019 was $4.7 million, compared to $4.1 million for the second quarter of 2018 and $5.3 million for the first quarter of 2019. Net loss per share was $(0.17) for the second quarter of 2019 compared to $(0.14) for the second quarter of 2018 and $(0.19) for the first quarter of 2019.

HTG ended the second quarter with $21.6 million in cash, cash equivalents and short-term available-for-sale securities and current liabilities of approximately $8.0 million plus an additional $15.5 million in non-current liabilities. An additional $3.3 million of restricted cash was held in connection with a convertible note that is included in non-current liabilities as of June 30, 2019.

2019 Revenue Guidance:

The company believes that its total revenue for the full year ending December 31, 2019 will be in the range of $23.0 to $26.0 million.

Conference Call and Webcast:

HTG will host an investment community conference call today beginning at 4:30 p.m. Eastern Time. Conference call and webcast details follow:

Date:	Tuesday, August 6, 2019
Time:	4:30pm Eastern Time
Toll Free:	(877) 407-0789
International:	(201) 689-8562
Conference ID:	13692789
Webcast:	http://public.viavid.com/index.php?id=135458

About HTG:

HTG is focused on NGS-based molecular profiling. The company’s proprietary HTG EdgeSeq technology automates complex, highly multiplexed molecular profiling from solid and liquid samples, even when limited in amount. HTG’s customers use its technology to identify biomarkers important for precision medicine, to understand the clinical relevance of these discoveries, and ultimately to identify treatment options. Its mission is to empower precision medicine.

Safe Harbor Statement:

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected continued strong performance, growth of various lines of business and our revenue and operational expectations. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements necessarily contain these identifying words. These forward-looking statements are based upon management’s current expectations, are subject to known and unknown risks, and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, including, without limitation, the risk that we may not achieve our revenue expectations for 2019; the risk that we may not realize the benefits expected under our collaboration agreements; risks associated with our ability to successfully commercialize our products; the risk that our products and services may not be adopted by biopharmaceutical companies or other customers as anticipated, or at all; our ability to manufacture our products to meet demand; the level and availability of third party payor reimbursement for our products; our ability to effectively manage our anticipated growth; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims. These and other factors are described in greater detail in our filings with the Securities and Exchange Commission, including without limitation our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019. All forward-looking statements contained in this press release speak only as of the date on which they were made, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

-Financial tables follow-

HTG Molecular Diagnostics, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue:
Product and product-related services	$4,424,368	$2,023,312	$7,086,873	$3,756,858
Collaborative development services	1,371,952	2,887,454	1,912,272	5,312,560
Total revenue	5,796,320	4,910,766	8,999,145	9,069,418

Operating expenses:
Cost of product and product-related services revenue	2,508,371	1,450,682	4,553,898	2,587,745
Selling, general and administrative	4,740,710	4,764,751	9,141,576	10,422,583
Research and development	3,253,639	2,758,984	5,328,387	5,348,270
Total operating expenses	10,502,720	8,974,417	19,023,861	18,358,598
Operating loss	(4,706,400)	(4,063,651)	(10,024,716)	(9,289,180)
Loss on settlement of Growth Term Loan	—	—	—	(105,064)
Interest income (expense), net	(84,022)	(35,533)	(136,552)	(84,887)
Net loss before income taxes	(4,790,422)	(4,099,184)	(10,161,268)	(9,479,131)
Provision for income taxes	6,848	3,545	6,848	3,545
Net loss	$(4,797,270)	$(4,102,729)	$(10,168,116)	$(9,482,676)

Net loss per share, basic and diluted	$(0.17)	$(0.14)	$(0.36)	$(0.36)
Shares used in computing net loss per share, basic and diluted	28,657,384	28,375,379	28,629,189	26,549,895

HTG Molecular Diagnostics, Inc.
Consolidated Balance Sheets

	June 30,	December 31,
	2019	2018
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$11,813,589	$8,432,600
Short-term investments available-for-sale, at fair value	9,753,727	22,681,049
Accounts receivable	3,981,103	5,012,678
Inventory, net	1,160,682	1,306,609
Prepaid expenses and other	1,069,180	568,209
Total current assets	27,778,281	38,001,145

Restricted cash	3,270,247	3,270,247
Deferred offering costs	198,088	59,030
Deferred MidCap revolving loan costs	59,086	67,068
Operating lease right-of-use assets, net	1,394,664	—
Property and equipment, net	2,424,625	2,373,790
Total assets	$35,124,991	$43,771,280

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$3,357,343	$1,849,921
Accrued liabilities	1,499,510	3,358,465
Contract liabilities - current	486,994	332,711
NuvoGen obligation - current	1,286,152	1,290,234
MidCap Term Loan payable - current	583,333	—
Operating lease liabilities - current	682,863	—
Other current liabilities	63,344	186,043
Total current liabilities	7,959,539	7,017,374
NuvoGen obligation - non-current, net of discount	5,044,263	5,702,519
Convertible note, related party - net of debt issuance costs	2,980,940	2,974,213
MidCap Term Loan payable - non-current, net of discount and debt issuance costs	6,194,422	6,704,641
Operating lease liabilities - non-current	976,786	—
Other non-current liabilities	299,049	280,471
Total liabilities	23,454,999	22,679,218
Commitments and Contingencies
Total stockholders’ equity	11,669,992	21,092,062
Total liabilities and stockholders' equity	$35,124,991	$43,771,280

Contact:

Ashley Robinson

LifeSci Advisors, LLC

Phone: (617) 535-7742

Email: arr@lifesciadvisors.com